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AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON              , 2003

REGISTRATION NO. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

OPTION CARE, INC.
(Exact name of Registrant as specified in its charter)

DELAWARE	36-3791193
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
485 E. Half Day Road, Suite 300 Buffalo Grove, Illinois 60089-6548 (847) 465-2100 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

OPTION CARE, INC. AMENDED AND RESTATED STOCK INCENTIVE PLAN (1997)
OPTION CARE, INC. 2001 EMPLOYEE STOCK PURCHASE PLAN

Richard M. Smith
President and
Chief Operating Officer
Option Care, Inc.
485 E. Half Day Road, Suite 300
Buffalo Grove, Illinois 60089-6548
(847) 465-2100
(Name, address, including zip code, and telephone
number, including area, code, of agent for service)

Copies to:

Kathleen Swan, Esq.
McGuireWoods Ross & Hardies
150 North Michigan Avenue
Chicago, Illinois 60601
(312) 558-1000

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed aggregate offering price(3)	Amount of registration fee

Common Stock, $0.01 par value	1,000,000	$11.91	$11,910,000	$963.52

(1)
The securities being registered include a maximum of 750,000 shares issuable upon the exercise of options under the Option Care, Inc. Amended and Restated Stock Incentive Plan assuming full participation of employees under that plan and a maximum of 250,000 shares to be issued pursuant to the Option Care, Inc. 2001 Employee Stock Purchase Plan.

(2)
Solely for the purpose of calculating the registration fee, the offering price per share, the aggregate offering price and the amount of the registration fee have been computed in accordance with Rule 457(c) under the Securities Act of 1933, as amended. Accordingly, the price per share of common stock has been calculated to be equal to the average of the high and low prices for a share of common stock as reported by the NASDAQ National Market on July 7, 2003, which is a specified date within five business days prior to the original date of filing of this Registration Statement.

(3)
Solely for the purpose of calculating the registration fee, the proposed aggregate offering price has been estimated in accordance with Rule 457(h) promulgated under the Securities Act.

EXPLANATORY NOTE

This registration statement registers:

  •
  Shares of common stock that may be issued (when and if vested) under the Option Care, Inc. Amended and Restated Stock Incentive Plan (we refer to it as the "Stock Incentive Plan") and shares of common stock that may be issued under the Option Care, Inc. 2001 Employee Stock Purchase Plan (we refer to it as the "Stock Purchase Plan");

  •
  Certain resales of shares of common stock that may be issued (when and if vested) under the Stock Incentive Plan and certain resales of shares of common stock that may be issued under the Stock Purchase Plan.

        This registration statement contains two parts. The first part contains a reoffer prospectus prepared in accordance with Part I of Form S-3 pursuant to General Instruction C to Form S-8. The reoffer prospectus may be used for reoffers or resales of the shares that have been acquired by the selling stockholders. The second part ("Part II") contains information required in the registration statement under Part II of Form S-8.

        The information specified by Part I of Form S-8 is not being filed with the Securities and Exchange Commission as permitted by the Note in Part I of Form S-8. This information will be sent or given to the participants in the Plan as specified by Rule 428 under the Securities Act.

REOFFER PROSPECTUS

OPTION CARE, INC.

Common Stock

This reoffer prospectus relates to an offering of shares of Option Care common stock which may be issued to certain selling stockholders upon the exercise of stock options granted under the Option Care, Inc. Amended and Restated Stock Incentive Plan (we refer to it as the "Stock Incentive Plan") and shares of Option Care common stock which may be issued to certain selling stockholders pursuant to the Option Care, Inc. 2001 Employee Stock Purchase Plan (we refer to it as the "Stock Purchase Plan").

        The common stock being registered may be offered for the account of the stockholders who may from time to time be identified under the section heading "SELLING STOCKHOLDERS" in a supplement to this reoffer prospectus. The selling stockholders will receive all of the proceeds from any sales of the shares of our common stock offered under this reoffer prospectus. Although Option Care will not receive any proceeds from the selling stockholders' sale of shares of our common stock offered under this reoffer prospectus, we will receive proceeds from any cash exercises of the options by the selling stockholders under the Stock Incentive Plan. All proceeds received as a result of the exercise of those options will be used as working capital for our operations.

        The shares of our common stock issued to the selling stockholders are being registered to permit the selling stockholders to sell the shares from time to time in the public market. The selling stockholders may sell the shares of common stock on the NASDAQ National Market, in negotiated transactions, or through a combination of these methods, at prevailing market prices or at privately negotiated prices either directly or through agents or broker dealers, or through any other means described in the section "PLAN OF DISTRIBUTION" beginning on Page 9.

        Our common stock is quoted on the NASDAQ National Market under the symbol "OPTN". On July 11, 2003, the last reported sale price of our common stock on the NASDAQ National Market was $11.99 per share. Our address is 485 E. Half Day Road, Suite 300, Buffalo Grove, Illinois 60089-6548 and our phone number is (847) 465-2100.

        The shares offered by means of this reoffer prospectus involve a high degree of risk. You should purchase shares only if you can afford a loss of all or a portion of your investment. See "RISK FACTORS" beginning on Page 2.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE COMMON STOCK TO WHICH THIS REOFFER PROSPECTUS RELATES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS REOFFER PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this reoffer prospectus is July 14, 2003.

i

FORWARD-LOOKING STATEMENTS

        The following is a "safe harbor" statement under the Private Securities Litigation Reform Act of 1995. This reoffer prospectus contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934. We may also make written forward-looking statements in our periodic reports to the SEC, in our press releases and other written materials and in oral statements made by our officers, directors or employees to third parties. Forward-looking statements give our current expectations of forecasts of future events. All statements other than statements of current or historical fact contained in this registration statement, including statements regarding our future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. The words "anticipate," "believe," "continue," "estimate," "expect," "intend," "may," "plan," "will," and similar expressions, as they relate to us, are intended to identify forward-looking statements. In particular, these include, among other things, statements relating to:

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  government and regulatory policies including federal, state and local efforts to reform the delivery of and payment for healthcare services;

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  sales and renewals of our franchises;

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  changes in the competitive environment in which we operate;

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  our ability to grow through acquisitions and development;

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  the pricing and availability of services;

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  uncertainties affecting our businesses and our franchises and relating to acquisitions including continuing obligations with respect to completed acquisitions; and

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  our ability to enhance operating efficiencies.

        Because we are unable to control or predict many factors that will determine our future performance including financial results, forward-looking statements are not guarantees of future performance. We base these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Our forward-looking statements can be affected by inaccurate assumptions or by known or unknown risks, uncertainties and assumptions. Our future results may differ materially from those expressed in the forward-looking statements contained in this reoffer prospectus and in the information incorporated by reference in this reoffer prospectus. See "WHERE YOU CAN FIND MORE INFORMATION." We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Specific factors that might cause these differences are discussed throughout this reoffer prospectus, including the section entitled "RISK FACTORS."

        Option Care's management believes these forward-looking statements are reasonable. However, because these statements are based on current expectations, you should not place undue reliance on these forward-looking statements. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

RISK FACTORS

        You should carefully consider the risks and uncertainties we describe below, together with all of the other information contained in our annual report on Form 10-K. Some of the following factors relate principally to our business and the industry in which we operate. Other factors relate principally to an investment in our common stock. The risks and uncertainties described below are not the only risks and uncertainties that could develop. Other risks and uncertainties that we have not predicted or evaluated could also adversely affect our company. If any of the following risks occur, our earnings, financial condition or business could be materially harmed, and the trading price of our common stock could decline, and you could lose all or part of your investment.

        Our revenue and profitability will decline if the pharmaceutical industry undergoes certain changes, including limiting or discontinuing research, development, production and marketing of the pharmaceuticals that are compatible with the services we provide.

        Our business is highly dependent on the ability of biotech and other pharmaceutical companies to develop, supply and market pharmaceuticals that are compatible with the services we provide. Our revenue and profitability will decline if those companies were to sell pharmaceuticals directly to the public or fail to support existing pharmaceuticals or develop new pharmaceuticals. Our business could also be harmed if the pharmaceutical industry experiences any of the following developments:

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  supply shortages;

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  pharmaceutical recalls;

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  an inability to finance product development because of capital shortages;

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  a decline in product research, development or marketing;

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  a reduction in the retail price of pharmaceuticals;

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  changes in the FDA approval process; or

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  governmental or private initiatives that alter how pharmaceutical manufacturers, health care providers or pharmacies promote or sell products and services.

        If we lose relationships with managed care organizations and other non-governmental third party payors, we could lose access to a significant number of patients and our revenue and margins could decline.

        We are highly dependent on reimbursement from managed care organizations and other non- governmental third party payors. For the fiscal years ended December 31, 2002, 2001 and 2000, respectively, approximately 85%, 86% and 85% of our revenue came from non-governmental payors including self-pay patients. Many payors seek to limit the number of providers that supply pharmaceuticals to their enrollees in order to build volume that justifies their discounted pricing. From time to time, payors with whom we have relationships require that we bid against our competitors to keep their business. As a result of such bidding process, we may not be retained, and even if we are retained, the prices at which we are able to retain the business may be reduced. The loss of a payor relationship could significantly reduce the number of patients we serve and have a material adverse effect on our revenue and net income, and a reduction in pricing could reduce our margins and our net income.

        The loss of our contract with Blue Cross and Blue Shield of Florida would materially decrease our revenue.

        Our principal managed care contract is with Blue Cross and Blue Shield of Florida, Inc. In 2002, 2001 and 2000 approximately 20%, 21% and 24% of our revenue was related to this contract. The contract is terminable by either party on 90 days' notice and, unless terminated, renews annually each

September for an additional one-year term. The loss of this contract, or a material reduction in our pricing or sales under this contract, would materially decrease our revenue and/or net income.

        A material portion of our revenue comes from Medicare and Medicaid reimbursement, and if this reimbursement or the scope of these reimbursable services is reduced, our revenue could decline.

        For the fiscal years ended December 31, 2002, 2001 and 2000, respectively, approximately 15%, 14% and 15% of our revenue came from reimbursement by federal and state programs. Reimbursement from Medicare, Medicaid and other government programs is subject to statutory and regulatory requirements, administrative rulings, interpretations of policy, implementation of reimbursement procedures, retroactive payment adjustments and governmental funding restrictions, all of which may materially affect the amount and timing of reimbursement payments to us. Any reductions or delays in amounts reimbursable by government programs for our products or services or changes in regulations governing such reimbursements could cause our revenue and profitability to decline.

        Our margins could decrease as a result of changes in the calculation of the average wholesale price of pharmaceuticals.

        Our gross profit is largely controlled by our ability to purchase pharmaceutical products at discounted prices and to negotiate profitable managed care contracts. In many cases, we purchase pharmaceuticals at less than the published average wholesale price for those pharmaceuticals. The average wholesale price is a standard form of pricing often used in the healthcare industry to determine discount and reimbursement amounts. Accordingly, many governmental payors reimburse us for some pharmaceuticals based on that pharmaceutical's average wholesale price, or at a percentage discount off of that pharmaceutical's average wholesale price. We have also contracted with a number of private payors to sell pharmaceuticals at the average wholesale prices or at a percentage discount off of the average wholesale prices. Various federal and state governmental agencies have been investigating the propriety or accuracy of average wholesale prices as the measure of market prices from which governmental payors determine how much they will reimburse for the pharmaceutical. These investigations could result in reduced pricing and margins on certain pharmaceuticals that we currently supply.

        The average wholesale price of most pharmaceuticals is compiled and published by private companies, including First DataBank, Inc. There have been government investigations and several lawsuits filed against manufacturers of certain pharmaceuticals, alleging that the manufacturers have misrepresented to First DataBank the actual selling price of certain pharmaceuticals. First DataBank has announced that it will now base average wholesale prices on market prices rather than on prices submitted by the manufacturer. As a result of this change, First DataBank has published a Market Price Survey that reduces the average wholesale price significantly for a number of the products we currently supply to patients. If the average wholesale prices on the products we purchase are reduced, our gross profit margins could decline.

        If we do not adequately respond to competitive pressures, demand for our products and services could decrease.

        The markets we serve are highly competitive and subject to relatively few barriers to entry. Local, regional and national companies are currently competing in many of the healthcare markets we serve and others may do so in the future. Some of our competitors have greater financial, technical, marketing and managerial resources than we have. Price competition and other competitive factors could cause a decline in our revenue and profitability. We expect to continue to encounter competition in the future that could limit our ability to increase or maintain our pricing.

        Any termination of, or adverse change in, our relationships with a single source product manufacturer or the loss of supply of a specific, single source specialty drug could have a material adverse effect on our operations.

        We sell specialty pharmaceuticals that are supplied to us by a variety of manufacturers, many of which are the only source of that specific pharmaceutical. In order to have access to these pharmaceuticals, we must maintain good working relations with the manufacturers. Most of the manufacturers of the pharmaceuticals we sell have the right to cancel their supply contracts with us without cause and after giving only minimal notice. The loss of a relationship with one or more specialty pharmaceutical manufacturer would reduce our revenue and profitability.

        If we fail to manage our growth effectively, our business could be disrupted and our operating results could suffer.

        Our ability to successfully offer our products and services in evolving markets requires an effective planning and management process. In 2002 and 2001, combined, we have completed fourteen separate pharmacy business acquisitions. Our growth through acquisition, combined with the internal growth of our business based on our business plan, may place a strain on our management systems and resources. This growth has resulted in, and will continue to result in an increase in responsibilities for management. To accommodate our growth and compete effectively, we will need to continue to enhance, expand and improve our management, operational and financial information systems and controls, and to expand, train, manage and motivate our workforce. Our personnel, systems, procedures, or controls may not be adequate to support our operations in the future in light of anticipated growth. In addition, if we focus our financial resources and management attention on the expansion of our operations, our financial results may suffer.

        If we are unable to acquire additional local pharmacy facilities on favorable terms, we will be unable to execute our acquisition and development strategy.

        Our strategy includes increasing our revenue and earnings through strategic acquisitions of infusion therapy pharmacies and related businesses. Our efforts to execute our acquisition strategy may be affected by our ability to identify suitable candidates and negotiate and close acquisitions. In addition, we need consent from the lenders under our credit facility to complete most acquisitions. We are currently evaluating potential acquisitions and expect to continue to evaluate and complete acquisitions in the future. The facilities we purchase may require working capital from us during the initial months of operation, depending on whether or not we acquire receivables as part of the acquisition agreement. In the future, we may not be successful in acquiring pharmacies or in achieving satisfactory operating results at acquired pharmacies, and we may not be able to acquire infusion therapy facilities that produce returns justifying our related investment. Future acquisitions may also result in the dilution of earnings and the write-off of goodwill and intangible assets, any of which could have a material adverse effect on our earnings.

        Our industry is subject to extensive government regulation. If we or our suppliers fail to comply with these regulations, we may incur substantial additional costs and experience delays or difficulties in marketing and selling our products and services.

        The marketing, sale and purchase of pharmaceuticals and medical supplies and provision of healthcare services generally is extensively regulated by federal and state governments. Other aspects of our business are also subject to government regulation. If we fail or are accused of failing to comply with applicable laws and regulations, such failure or alleged failure could have a material adverse effect on our business, financial condition and results of operations. If any of our franchisees, or the suppliers or clients we work with, are accused of violating, or found to have violated, laws or regulations, our image and reputation could be harmed. The applicable regulatory framework is complex, and the laws are very broad in scope. Many of these laws remain open to interpretation and have not been addressed by substantive court decisions. Changes in the law or new interpretations of existing law can have a dramatic effect on what we can do, our cost of doing business and the amount of reimbursement we receive from governmental third party payors, such as Medicare and Medicaid. Also, we could be affected by interpretations of what the appropriate charges are under government programs.

        Some of the health care laws and regulations that apply to our activities include:

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  The federal "Anti-Kickback Law" prohibits individuals and entities from knowingly and willfully paying, offering, receiving, or soliciting money or anything else of value in order to induce the referral of patients or to induce a person to purchase, lease, order, arrange for, or recommend services or goods covered in whole or in part by Medicare, Medicaid, or other government healthcare programs. Although there are "safe harbors" under the Anti-Kickback Law, some of our business arrangements and the services we provide may not fit within these "safe harbors." The fact that a given business arrangement does not fall within one of these "safe harbor" provisions does not render the arrangement illegal, but it may subject that arrangement to increased scrutiny by enforcement authorities.

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  The "Stark Laws" prohibit physician referrals to entities with which physicians or their immediate family members have a "financial relationship." A violation of the Stark Laws is punishable by civil sanctions, including significant fines and exclusion from participation in Medicare and Medicaid.

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  The Health Insurance Portability and Accountability Act of 1996 (HIPAA) included "Administrative Simplification" provisions that required the Department of Health and Human Services (HHS) to adopt national standards governing electronic health care transactions. However, it was recognized that advances in electronic technology could erode the privacy of health information. In response, HHS published a final regulation in the form of the Privacy Rule in December 2000, which became effective April 14, 2001. The Privacy Rule was subsequently modified, and a final Rule was adopted in August 2002. The Privacy Rule set national standards for the protection of health information for providers and others who transmit health information electronically. By the compliance date of April 14, 2003, covered entities must implement standards to protect and guard against misuse of individually identifiable health information. Failure to timely implement these standards may, under certain circumstances, trigger the imposition of civil or criminal penalties.

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  Pharmacies and pharmacists must obtain state licenses to operate and dispense pharmaceuticals. If we are unable to maintain our licenses or if states place burdensome restrictions or limitations on non-resident pharmacies, this could limit or affect our ability to operate in some states which could adversely impact our business and results of operations.

For a more detailed discussion of these and other government regulations, see "Business—Government Regulation" in our Annual Report on Form 10-K.

  We may become subject to federal and state investigations.

        Both federal and state government agencies have heightened and coordinated civil and criminal enforcement efforts as part of numerous ongoing investigations of healthcare companies, as well as their executives and managers. These investigations relate to a wide variety of topics, including referral and billing practices. Further, amendments to the federal False Claims Act have made it easier for private parties to bring whistleblower lawsuits against companies. Some states have adopted similar state whistleblower and false claims provisions.

        The Office of the Inspector General of the Department of Health and Human Services and the Department of Justice have, from time to time, established national enforcement initiatives that focus on specific billing practices or other suspected areas of abuse. Some of our activities could become the subject of governmental investigations or inquiries. For example, we have significant Medicare and Medicaid billings. In addition, our executives, some of whom have worked at other healthcare companies that are or may become the subject of federal and state investigations and private litigation, could be included in governmental investigations or named as defendants in private litigation, resulting in adverse publicity against us. We are not aware of any governmental investigations involving any of our company-owned facilities or our executives. A future investigation of us could result in significant liabilities or penalties to us, as well as adverse publicity, and could seriously undermine our ability to compete for business, negotiate acquisitions, hire new personnel and otherwise conduct our business.

        We may be subject to liability for the services we offer and the products we sell.

        We and other participants in the health care market are, have been and are likely to continue to be subject to lawsuits based upon alleged malpractice, product liability, negligence or similar legal theories, many of which involve large claims and significant defense costs. A successful claim not covered by our professional liability insurance or substantially in excess of our insurance coverage could cause us to pay out a substantial award. Further, our insurance policy is subject to annual renewal and it may not be possible to obtain liability insurance in the future on acceptable terms, with adequate coverage against potential liabilities, or at all. Also, claims against us, regardless of their merit or eventual outcome, could be a serious distraction to management as well as harm our reputation.

        Our image and reputation may be harmed by actions taken by our franchisees that are outside of our control.

        The majority of our local pharmacy locations are operated by franchisees. Franchisees are independent business owners and are not our subsidiaries or employees. Consequently, the quality of a franchised operation is dependent upon its owner(s) and manager(s). Franchisees may not successfully operate facilities or they may fail to comply with federal and state health care statutes and regulations. If they do not operate their franchises effectively or do not comply with applicable industry regulations, our image and reputation may suffer.

  Our gross profit margins may decline if our franchise royalties are reduced.

        We receive royalty payments from our franchisees. For the fiscal years ended December 31, 2002, 2001 and 2000, we derived approximately 2.5%, 4.0% and 6.2% of our revenue from franchise royalties and related fees. The franchisees pay royalties on gross receipts. Because there is no "cost of goods sold" associated with this revenue, franchise royalties and other fees represent a more significant portion of our gross profit. For the fiscal years ended December 31, 2002, 2001 and 2000, royalties and other franchise fees represented 8.1%, 11.9% and 16.4% of our gross profit, respectively. If our franchisees encounter business or operational difficulties, our revenue from royalties may be adversely affected. Such difficulties may also negatively impact our ability to sell new franchises. In addition, if we are unable to successfully attract new franchisees or if our existing franchise owners do not enter into new franchise agreements with us when their current agreements expire, our franchise revenue and our gross profit and gross profit margins will decline.

  If we lose a key employee it could harm our operations.

        Our success depends upon the availability and performance of our senior management, particularly Rajat Rai, our Chief Executive Officer, and Richard M. Smith, our President and Chief Operating Officer. While we have an employment agreement with Mr. Smith, and other of our key executives have severance arrangements, we do not have an employment contract with Mr. Rai. We do not have key person insurance for Mr. Rai, Mr. Smith or any of our other key executives. The loss of the services of Mr. Rai, Mr. Smith or any of our other key executives could have a material adverse effect upon our business and results of operations. In addition, all of our key executives are not subject to any contractual restrictions regarding their ability to work for competitors should they terminate employment with Option Care.

        The current shortage in licensed pharmacists could adversely affect our business.

        The healthcare industry is currently experiencing a shortage of licensed pharmacists. Consequently, hiring and retaining qualified pharmacists will be difficult due to intense competition for their services and employment. Any failure to hire or retain pharmacists could impair our ability to expand or maintain our operations.

        The market price of our common stock may experience substantial fluctuations for reasons over which we have little control.

        The stock price and the number of shares traded of companies in the healthcare and health services industry experience periods of significant volatility. Both company-specific and industry-wide developments may cause this volatility, as well as changes to the overall condition of the U.S. economy and stock market. The market price of our common stock could continue to fluctuate up or down substantially based on a variety of factors, including the following:

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  future announcements concerning us, our competitors, the pharmaceutical manufacturers with whom we have relationships or the health care market;

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  changes in operating results from quarter to quarter;

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  sales of stock by insiders;

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  changes in government regulations;

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  news reports relating to trends in our markets;

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  acquisitions and financings in our industry; and

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  overall volatility of the stock market.

        Furthermore, stock prices for many companies fluctuate widely for reasons that may be unrelated to their operating results. These fluctuations, coupled with changes in our results of operations and general economic, political and market conditions, may adversely affect the market price of our common stock.

        We currently have no plans to pay dividends, therefore you will only be able to benefit from holding our stock if the stock price increases.

        We anticipate that we will retain any and all of our future earnings for use in the operation and expansion of our business. Moreover, we are prohibited from declaring dividends without the consent of our lenders under our credit agreement. Therefore, you are not likely to receive dividends in the foreseeable future, and you will only be able to benefit from holding our stock if the stock price increases.

        Our certificate of incorporation, our bylaws, and Delaware law contain provisions that could discourage a change in control.

        Some provisions of our amended and restated certificate of incorporation and amended and restated bylaws, as well as Delaware law, may be deemed to have an anti-takeover effect or may delay or make more difficult an acquisition or change in control not approved by our board of directors, whether by means of a tender offer, open market purchases, a proxy contest or otherwise. These provisions could have the effect of discouraging third parties from making proposals involving an acquisition or change in control, although such a proposal, if made, might be considered desirable by a majority of our stockholders. These provisions may also have the effect of making it more difficult for third parties to cause the replacement of our current management team without the concurrence of our board of directors.

USE OF PROCEEDS

        All of the shares of common stock being offered by means of this reoffer prospectus will be sold by the selling stockholders, who will receive all proceeds from any sales. We will, however, receive proceeds from any cash exercises of the options by the selling stockholders under the Stock Incentive Plan. All proceeds received as a result of the exercise of those options will be used as working capital for our operations. In addition, other than the completion and filing of this registration statement, we will not participate in the reoffering or sale of the shares of common stock by the selling stockholders.

SELLING STOCKHOLDERS

        When an affiliate stockholder notifies Option Care that he or she intends to sell any shares of common stock issued to him or her upon the exercise of a stock option granted under the Stock Incentive Plan or any shares of common stock issued to him or her pursuant to the Stock Purchase Plan, we intend to file a supplement to this reoffer prospectus to identify the name of each selling stockholder and the number of shares of common stock to be reoffered by that selling stockholder. Specifically, Option Care will update the following table to identify information with respect to the beneficial ownership of our common stock by each selling stockholder immediately before the offering and as adjusted to reflect the sale of Option Care's shares of common stock under the reoffering. The selling stockholders identified in any supplement to this reoffer prospectus may from time to time offer the shares of common stock offered by means of this reoffer prospectus. We do not know when or in what amounts the selling stockholders may offer shares for resale and we cannot assure you that the selling stockholders will sell any or all of the shares offered by means of this reoffer prospectus.

	Shares Beneficially Owned Before the Offering(1)			Shares Beneficially Owned After the Offering(2)
Number of Shares Available for Reoffer and Sale Hereby
Selling Stockholders
	Number	Percentage		Number	Percentage

(1)
Option Care will rely on information provided by the selling stockholders to determine the number of shares of our common stock which the selling stockholders will own as of a particular date before the offering.

(2)
Assumes the sale of all shares that may be sold in the offering, and that no other shares beneficially owned by the selling stockholders are sold.

PLAN OF DISTRIBUTION

        The selling stockholders may, from time to time, sell all or a portion of the shares being offered by means of this prospectus by one or more of the following methods:

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  on the NASDAQ National Market, or such other exchange on which Option Care's common stock may from time to time be trading;

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  in privately negotiated transactions or otherwise;

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  at fixed prices that may be changed;

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  at market prices prevailing at the time of sale;

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  at prices related to such market prices or at prices otherwise negotiated;

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  block trades in which the broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

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  purchases by a broker or dealer as principal;

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  an exchange distribution in accordance with the rules of such exchange;

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  ordinary brokerage transactions and transactions in which the broker solicits purchasers;

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  short sales; or

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  a combination of any of the above methods of sale.

        The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

        This reoffer prospectus also may be used, with our consent, by donees of the shares of common stock under circumstances requiring or making desirable its use. To the extent required, we will file, during any period in which offers or sales are being made, one or more supplements to this reoffer prospectus to set forth the names of donees of the selling stockholders and any other material information with respect to the plan of distribution not previously disclosed.

        In the event one or more broker-dealers or agents agree to sell the shares, they may do so by purchasing the shares as principals or by selling the shares as agents for the selling stockholders. Any broker-dealer that does this may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of the shares for which the broker-dealer may act as agent or to whom they sell as principal, or both, which compensation is not expected to exceed those customary in the types of transactions involved. Any broker-dealers or agents that participate with the selling stockholders in sales of the shares may be considered to be "underwriters" within the meaning of the Securities Act in connection with sales in which they participate. If any broker-dealers or agents are considered to be "underwriters," then any commissions they receive and any profit on the resale of the shares purchased by them may be considered to be underwriting commissions or discounts under the Securities Act. To our knowledge, the selling stockholders have not entered into any agreement, arrangement or understanding with a particular broker-dealer or market maker with respect to the shares offered hereby, nor do we know the identity of any brokers or market makers that will participate in the offering. In managing the selling stockholders' investment in us, the selling stockholders could employ various methods involving loans or pledges of the shares covered by this reoffer prospectus.

        Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in a distribution of shares may not simultaneously engage in market-making activities with respect to our common stock for the applicable period under Regulation M of the Exchange Act before the commencement of the distribution. In addition, the selling stockholders will be subject to the applicable provisions of the Exchange Act and the related rules and regulations, including Regulation M. These provisions may limit the timing of purchases and sales of any of the shares by the selling stockholders or any other person that may affect the marketability of the shares.

        We will pay substantially all of the expenses incident to this offering of the shares by the selling stockholders to the public other than commissions, concessions and discounts of brokers, dealers or other agents.

LEGAL MATTERS

        The legality of the shares of our common stock being offered by means of this reoffer prospectus has been passed on for Option Care by McGuireWoods Ross & Hardies, Chicago, Illinois.

EXPERTS

        The consolidated financial statements of Option Care appearing in Option Care's Annual Report (Form 10-K) for the year ended December 31, 2002, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed a registration statement on Form S-8 with the SEC under the Securities Act of 1933 to allow the selling stockholders to resell the common stock offered by means of this reoffer prospectus. This reoffer prospectus, which is a part of the registration statement, does not contain all of the information identified in the registration statement. For further information about us and the common stock offered by means of this reoffer prospectus, we refer you to the registration statement and the exhibits filed as a part of the registration statement. Statements contained in this reoffer prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed.

        Option Care is subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934. In accordance with those requirements, we file annual, quarterly and special reports, proxy statements and other information with the SEC. You can read and copy any document we file at the SEC's public reference rooms at the following location:

Judiciary Plaza 450 Fifth Street, N.W. Room 1024 Washington, D.C., 20549

        You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms and the procedure for obtaining copies. The documents that Option Care files with the SEC, including the registration statement, are also available to you on the SEC's web site. You can log onto the SEC's web site at http://www.sec.gov.

INFORMATION INCORPORATED BY REFERENCE

        The SEC allows us to "incorporate by reference" the information that we file with it, which means that we can disclose important information to you by referring to those documents. As a result, you may need to review other documents filed by Option Care with the SEC to obtain more information. Information is incorporated into this reoffer prospectus in two ways. First, if information is contained in a document that Option Care filed with the SEC before the date of this reoffer prospectus, the document is specifically identified below. Second, all of the information provided in a periodic or other report or proxy statement filed by Option Care with the SEC after the date of this reoffer prospectus is incorporated by reference.

        The information contained in the documents we incorporate by reference is considered a part of this reoffer prospectus. Additionally, because information concerning Option Care, whether contained in this reoffer prospectus or in a document incorporated by reference, will be amended or superseded by more current information contained in later filed documents, the information that we file with the SEC after the date of this reoffer prospectus will update and supersede older information contained in, or incorporated by reference into, this reoffer prospectus.

        We incorporate by reference into this reoffer prospectus all the documents listed below:

  •
  The annual report of Option Care, Inc. on Form 10-K for the fiscal year ended December 31, 2002, filed with the SEC on March 31, 2003;

  •
  The quarterly report of Option Care, Inc. for the quarterly period ended March 31, 2003, filed with the SEC on May 15, 2003;

  •
  The proxy statement for Option Care's annual meeting of stockholders held on May 9, 2003, filed with the SEC on April 9, 2003, except for the compensation committee report, the audit committee report and the stock performance graph contained therein; and

  •
  The description of Option Care's common stock, $0.01 par value per share, contained in our registration statement on Form 8-A filed with the SEC on February 20, 1992 pursuant to Section 12 of the Securities Exchange Act of 1934, and any amendment or report filed for the purpose of updating such description.

        In addition to the documents listed above, Option Care incorporates by reference into this reoffer prospectus all documents filed by Option Care with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date of this reoffer prospectus and until all of the common stock being offered by means of this reoffer prospectus have been sold by the selling stockholders or the registration statement which Option Care has filed with the SEC relating to the common stock ceases to be effective.

        We will deliver a free copy of any document incorporated by reference into this reoffer prospectus but not delivered herewith to anyone who receives this reoffer prospectus. Exhibits to the documents that are incorporated by reference into this reoffer prospectus will be delivered only if such exhibits, themselves, have been specifically incorporated by reference. Requests for any of these documents may be made in writing or orally and should be directed to: General Counsel, Option Care, Inc., 485 E. Half Day Road, Suite 300, Buffalo Grove, Illinois 60089-6548, (847) 465-2100.

        No dealer, salesman or any other person has been authorized to give any information or to make any representations not contained in this reoffer prospectus; any information or representation not contained herein must not be relied upon as having been authorized by Option Care or the selling stockholders. This reoffer prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities covered by this reoffer prospectus by Option Care or the selling stockholders in any state to any person to whom it is unlawful for Option Care or the selling stockholders to make such offer or solicitation. Neither the delivery of this reoffer prospectus nor any sale made hereafter shall, under any circumstances, create an implication that there has been no change in the affairs of Option Care since the date hereof.

        All selling stockholders that effect transactions in the shares of common stock offered by means of this reoffer prospectus are required to deliver a copy of their reoffer prospectus to any purchaser of the shares of common stock at or before the time a certificate representing the shares of common stock is delivered to the purchase.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Certain Documents by Reference

        The SEC allows us to "incorporate by reference" the information that we file with it, which means that we can disclose important information to you by referring to those documents. As a result, you may need to review other documents filed by Option Care with the SEC to obtain more information. The information contained in the documents we incorporate by reference is considered a part of this reoffer prospectus. Additionally, because information concerning Option Care, whether contained in this reoffer prospectus or in a document incorporated by reference, will be amended or superseded by more current information contained in later filed documents, the information that we file with the SEC after the date of this reoffer prospectus will update and supersede older information contained in, or incorporated by reference into, this reoffer prospectus.

        Option Care hereby incorporates by reference the following documents previously filed with the SEC:

  (a)
  The annual report of Option Care, Inc. on Form 10-K for the fiscal year ended December 31, 2002, filed with the SEC on March 31, 2003;

  (b)
  The quarterly report of Option Care, Inc. on Form 10-Q for the quarterly period ended March 31, 2003, filed with the SEC on May 15, 2003;

  (c)
  The proxy statement for Option Care's annual meeting of stockholders held on May 9, 2003, filed with the SEC on April 9, 2003, except for the compensation committee report, the audit committee report and the stock performance graph contained therein; and

  (d)
  The description of Option Care's common stock, $0.01 par value per share, contained in our registration statement on Form 8-A filed with the SEC on February 20, 1992 pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating such description.

Item 4.    Description of Securities

        Not applicable.

Item 5.    Interests of Named Experts and Counsel

        Not applicable.

Item 6.    Indemnification of Officers and Directors

        Option Care's Certificate of Incorporation provides for indemnification to the full extent permitted by the laws of the State of Delaware against and with respect to threatened, pending or completed actions, suits or proceedings arising from or alleged to arise from, a party's actions or omissions as a director, officer, employee or agent of Option Care of any other corporation, partnership, joint venture, trust or other enterprise which has served in such capacity at the request of Option Care if the acts or omissions occurred, or were or are alleged to have occurred, while said party was a director or officer of Option Care; provided, however, Option Care shall not indemnify any director or officer in an action against Option Care unless Option Care shall have consented to the action. Generally, under Delaware law, indemnification will only be available where an officer or director can establish that he/

she acted in good faith and in a manner which was reasonably believed to be in or not opposed to the best interests of Option Care.

        Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify a director, officer, employee or agent made a party to an action by reason of the fact that the person was a director, officer, employee or agent of the corporation or was serving at the request of the corporation, against expenses actually incurred by the person in connection with the action if the person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interest of the corporation with respect to any criminal action, and had no reasonable cause to believe his conduct was unlawful. Delaware law does not permit a corporation to eliminate a director's duty of due care, and the provisions of Option Care's Certificate of Incorporation have no effect on the availability of equitable remedies such as injunction or rescission, based upon a director's breach of the duty of care.

        Option Care maintains a director's and officer's liability insurance policy which indemnifies directors and officers for specified losses arising from a claim by reason of a wrongful act, as defined, under certain circumstances where Option Care does not provide indemnification.

        Under the applicable provisions of the Delaware General Corporation Law, any indemnification described above shall be made by the corporation only as authorized in the specific case upon a determination that the indemnification of the present or former director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination:

  (1)
  by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum; or

  (2)
  by a committee of such directors designated by majority vote of such directors, even though less than a quorum; or

  (3)
  if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion; or

  (4)
  by the affirmative vote of a majority of the shares entitled to vote thereon.

Item 7.    Exemption from Registration Claimed.

        Not applicable.

Item 8.    Exhibits.

Exhibit Number	Description	Incorporation by Reference
4.1	Amended and Restated Stock Incentive Plan	(1), Appendix B
4.2	2001 Employee Stock Purchase Plan	(2), Exhibit A
5.1	Opinion of McGuireWoods Ross & Hardies regarding legality of shares of Common Stock.
23.1	Consent of Ernst & Young LLP.
23.2	Consent of McGuireWoods Ross & Hardies (contained in opinion filed as Exhibit 5.1).
24.1	Power of Attorney.	(3)

(1)
Previously filed with Option Care's Definitive Proxy Statement filed on May 17, 2002. (File No. 000-19878)

(2)
Previously filed with Option Care's Definitive Proxy Statement filed on April 12, 2000. (File No. 000-19879)

(3)
Power of attorney is contained within the signature page.

Item 9.    Undertakings.

  (a)
  The undersigned registrant hereby undertakes:

            (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement.

            (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (4)   That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (b)
  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Buffalo Grove, State of Illinois, on
July 14, 2003.

OPTION CARE, INC.
By:	/s/ RICHARD M. SMITH Richard M. Smith President and Chief Operating Officer

POWER OF ATTORNEY

        Each person whose signature appears below hereby constitutes and appoints Rajat Rai and Joseph Bonaccorsi, and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in furtherance of the foregoing, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 14, 2003.

Signature	Title(s)

/s/ JOHN N. KAPOOR, PH.D.
John N. Kapoor, Ph.D.	Chairman of the Board
/s/ RAJAT RAI
Rajat Rai	Chief Executive Officer and Director
/s/ RICHARD M. SMITH
Richard M. Smith	President and Chief Operating Officer
/s/ PAUL MASTRAPA
Paul Mastrapa	Senior Vice President and Chief Financial Officer
/s/ JOSEPH BONACCORSI
Joseph Bonaccorsi	Senior Vice President, General Counsel and Secretary
/s/ JAMES M. HUSSEY
James M. Hussey	Director
/s/ LEO HENIKOFF, M.D.
Leo Henikoff, M.D.	Director
/s/ JEROME F. SHELDON
Jerome F. Sheldon	Director
/s/ KENNETH S. ABRAMOWITZ
Kenneth S. Abramowitz	Director

SECURITIES AND EXCHANGE COMMISSION

        Washington, D.C. 20549

EXHIBITS FILED WITH

        FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OPTION CARE, INC.

OPTION CARE, INC.

EXHIBIT INDEX

Exhibit No.	Description
5.1	Opinion of McGuireWoods Ross & Hardies regarding legality of shares of Common Stock.
23.1	Consent of Ernst & Young LLP.
23.2	Consent of McGuireWoods Ross & Hardies (contained in opinion filed as Exhibit 5.1).
24.1	Power of Attorney (contained within the signature page to the Registration Statement on Form S-8).

QuickLinks

RISK FACTORS
USE OF PROCEEDS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INFORMATION INCORPORATED BY REFERENCE
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
SIGNATURES
EXHIBIT INDEX